EXHIBIT NO. 99.11


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 13 to the registration statement (Form N-1A, No. 33-22132) and related No-Load Class and Advisor Class A and Advisor Class B Prospectuses of SAFECO Taxable Bond Trust.

We also consent to the incorporation by reference therein of our report dated November 1, 1996 with respect to the financial statements of SAFECO Taxable Bond Trust as of and for the year ended September 30, 1996 included in the 1996 Annual Report filed with the Securities and Exchange Commission.


Ernst & Young LLP     /s/
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Seattle, Washington
January 24, 1997